Exhibit 99.1

FOR IMMEDIATE RELEASE

July 13, 2017

Columbia Banking System Appoints Clint Stein Executive Vice President and

Chief Operating Officer

TACOMA, Washington, July 13, 2017 — Columbia Banking System, Inc. (“Columbia”) today announced that Clint Stein, Executive Vice President and Chief Financial Officer has been appointed Executive Vice President and Chief Operating Officer of the company and its subsidiary, Columbia Bank. Mr. Stein will fill the role vacated by Hadley Robbins, who was recently named President and Chief Executive Officer.

In the role of Chief Operating Officer, Mr. Stein will assume responsibility for the direction of the bank’s customer- facing lines of business, including the Commercial Banking, Retail Banking and Wealth Management groups, as well as many of the operational teams that support these business lines.

“We are thrilled to announce Clint’s appointment to Chief Operating Officer,” said Hadley Robbins, President and Chief Executive Officer. “Clint and I have worked together very closely as co-chairs of Columbia’s senior leadership team, which is responsible for company’s strategic initiatives and operational execution. He has been a strong advocate of our customer-centered strategy and, for many years, he has worked alongside and supported our business line leaders with creative solutions to address opportunities and challenges while instilling a discipline around the use of analytics to enable better decision-making. He has also worked to build a positive environment for our employees and has demonstrated a commitment to strengthening our community. Clint’s leadership style exemplifies the very best attributes of our company’s culture.”

Mr. Stein joined Columbia in 2005 as Senior Vice President and Chief Accounting Officer and was named Executive Vice President and Chief Financial Officer in 2012. Prior to Columbia, he was Senior Vice President and Chief Financial Officer for Albina Community Bank in Portland, Oregon. He earned a Bachelor’s degree in Accounting and Business Administration from the University of Idaho. His post-graduate education includes the Graduate School of Bank Financial Management and the Graduate School of Banking at the University of Wisconsin. Mr. Stein was named a CFO of the year in 2015 by the Puget Sound Business Journal. He serves on the board of the Pierce County Chamber of Commerce and regularly volunteers with various non-profit organizations.

The Company intends to conduct a national search for a new Chief Financial Officer and both internal and external candidates will be considered. Mr. Stein will maintain his responsibilities as Chief Financial Officer until a successor is named.

About Columbia

Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding company of Columbia Bank, a Washington state-chartered full-service commercial bank with locations throughout Washington, Oregon and Idaho. For the tenth consecutive year, the bank was named in 2016 as one of Puget Sound Business Journal’s “Washington’s Best Workplaces.” Columbia ranked in the top 30 on the 2017 Forbes list of best banks.

More information about Columbia can be found on its website at www.columbiabank.com.

Note Regarding Forward-Looking Statements

This news release includes forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, descriptions of Columbia’s management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia’s style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “intend,” “should,” and “anticipate” or the negative of these words or words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risks and uncertainties, many of which are outside our control, that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia’s filings with the Securities and Exchange Commission, available at the SEC’s website at www.sec.gov and the Company’s website at www.columbiabank.com, including the “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual reports on Form 10-K and quarterly reports on Form 10-Q, (as applicable), factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following: (1) local, national and international economic conditions may be less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates could significantly reduce net interest income and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches may be lower than expected; (4) costs or difficulties related to the integration of acquisitions may be greater than expected; (5) competitive pressure among financial institutions may increase significantly; and (6) legislation or regulatory requirements or changes may adversely affect the businesses in which Columbia is engaged. We believe the expectations reflected in our forward-looking statements are reasonable, based on information available to us on the date hereof. However, given the described uncertainties and risks, we cannot guarantee our future performance or results of operations and you should not place undue reliance on these forward-looking statements which speak only as of the date hereof. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws. The factors noted above and the risks and uncertainties described in our SEC filings should be considered when reading any forward-looking statements in this release.

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Investor contact:	InvestorRelations@columbiabank.com
253-305-1921

Media contact:	Moira Conlon
Financial Profiles, Inc.
(310) 622-8220